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                                                                   Exhibit 10.14




                              ENGAGEMENT AGREEMENT

THIS AGREEMENT is made the 30th day of December 1998

BETWEEN:         CONSOLIDATED WATER Co. LTD.,
                 a Cayman Islands company having its registered office at Trafalgar Place, West Bay Road
                 P.O. Box 1114 GT, Grand Cayman, B.W.I. ("the Company")

AND              JEFFREY M. PARKER
                 of 81, Drake Quay, Governors Harbour,
                 P. 0. Box 1782GT, Grand Cayman, B.W.I.
                 ("the Chairman")

IT IS HEREBY AGREED:

Engagement

1. The Chairman, in his capacity, inter alia, as as accountant, is engaged as Chairman and Chief Executive Officer ("the Capacities") of the Company for three (3) years commencing on the 1st day of January, 1999 but subject to the extension provisions set out in Clause 22 hereof and subject to the termination provisions set out in Clauses 19 and 20 hereof.

2. For the avoidance of doubt, the Chairman is engaged hereunder as an Officer and not as an employee of the Company.

Remuneration

3. The Chairman's remuneration will be CI$75,000 per annum, payable monthly in arrears.

4. In addition, the Company will pay the full cost of providing Medical Insurance, as generally provided for the Company's employees from time to time, for the Chairman and his spouse.

5. In addition, the Company will make contributions to a pension scheme, of the Chairman's choice but approved pursuant to the National Pensions Law (1998 Revision) of the Cayman Islands, in the same manner and on the same basis as it makes, from time to time, in respect of its employees.



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6.       The Chairman's remuneration will be reviewed by the Company's Board of
         Directors ("the Board") if more than three quarters of the Chairman's time is being consistently devoted to the Company's business and otherwise annually and the Board may grant an increase but, unless the Chairman's responsibilities pursuant to Clauses 11 and 12 hereof shall have been reduced by mutual consent, shall not reduce the Chairman's remuneration below the level set out in Clause 3 hereof.

7. Further, for each completed financial year, beginning with the financial year 1999, during which the Chairman serves in the Capacities, not later than 28th February following the end of each financial year, the Chairman will be paid a bonus of:-

         (a) 1.5% of the net profits of the Company for that year calculated before charging this bonus and before charging dividends or crediting any amount accruing from the re-evaluation of the Company's assets, plus

         (b) 15% of the amount by which the net profits of the Company, determined as aforesaid, for that financial year exceed the highest annual net profit, determined in the same manner, earned by the Company in any prior financial year.

8. Further, subject to any approvals of Government which may be necessary at the time at which the option is exercised, for each of the three financial years ending December 31, 2001 during which the Chairman serves for the full year in the Capacities, on December 31st of each year, the Chairman shall be granted an option to purchase, at a price of US$6.00 per share payable in cash in full on exercise of the option, the lesser of:-

         (a) a number of shares which equals the number of US$ which represents 1% of the net profit of the Company, calculated as aforesaid, for that financial year or

         (b) that number of Ordinary shares which, when added to the then existing number of Ordinary Shares which the Chairman beneficially owns will equal 6% of all Ordinary Shares then issued by the Company.

9. The options granted pursuant to Clause 8 may be exercised by the Chairman at any time after they are granted and before the close of business on the day before the third anniversary of the date of the Auditor's Report on the financial statements for the year of the grant.



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Area

10. The Chairman's work will be performed mainly from his office at 81, Drake Quay, Governors Harbour, Grand Cayman.

Responsibilities

11. The Chairman must devote not less than three-quarters of his time to the Company's business and must use his best endeavors to promote the Company's interests and welfare. Except where such information is a matter of public record or when required to do so by law, the Chairman must not, either before or after this Agreement ends, disclose to any person any information relating to the Company or its customers of which he becomes possessed while acting in the Capacities.

12. The Chairman must perform the duties commonly performed by a Chief Executive Officer and also the duties reasonably required of and assigned to him as Chairman of the Board of Directors of the Company. He must discharge his duties in accordance with the directions of the Board. The Chairman must perform his duties during normal business hours on Mondays to Fridays inclusive (save on bank holidays) but it is agreed that, subject to the overall requirement that the Chairman will devote three quarters of his time to the affairs of the Company, he is not required to devote three quarters of his time on each and every working day. The Chairman accepts that his duties, which include travelling on the Company's business, both within the Cayman Islands and abroad,, may from time to time require work to be undertaken on Saturdays, Sundays, bank and public holidays. The Chairman must recommend to the Board of Directors of the Company appropriate financial and operating policies for the Company and must report to the Board, diligently follow and implement all policies and decisions which the Board communicates to him and prepare and forward, in a timely manner, all reports and accountings reasonably requested by the Board. The Chairman will not, directly or indirectly, engage in any activities or work which are deemed by the Board to be detrimental to the best interests of the Company. The Board hereby consents to the Chairman's continued involvement in the following activities:-

         (a)      Principal - Moore Stephens, Chartered Accountants
         (b) Shareholder/Managing Director - FCM Ltd and its subsidiary companies.


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13.      In case of inability to work due to illness or injury, the Chairman must notify the Company immediately and produce a medical certificate for any absence longer than ten working days. The Company may have the Chairman examined by a doctor approved by it. The Chairman agrees to submit to any medical examination that the Company requires.

14. The Chairman is entitled to up to ten- (10) day's sick leave per year without a medical certificate.

Holidays

15. The Chairman is entitled, during every calendar year to the following holidays during which his remuneration will continue to be payable:-

         (a)      all public holidays in the Cayman Islands, and
         (b) four (4) weeks vacation to be taken at a time to be approved by the Board.

Reimbursement of Expenses

16. All expenses for which the Chairman claims reimbursement must be in accordance with any policies established by the Board from time to time and must be within the operating budgets approved by the Board. The company must reimburse the Chairman for the costs incurred by the Chairman in his performance of the Capacities on production of the necessary vouchers or, if he is unable to produce vouchers, on the Chairman proving, to the Company's satisfaction, the amount he has spent for those purposes.

Non-Solicitation

17. The Chairman must not, at any time during the currency of this Agreement or after it ends, either for his own account or for the account of any other person, firm or company, solicit, interfere with or endeavor to entice away from the Company any person, firm or company who, at any time during the currency of this Agreement or on the date when this Agreement ends, were employees, customers or suppliers of, or we in the habit of dealing with, the Company.

Company Documents

18. All books, records, notes, files, memoranda, reports, customer lists and other documents, and all copies of them, relating to the Company's business which the Chairman keeps, prepares or conceives or which


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         become known to him or which are delivered or disclosed to him or which, by any means come into his possession, and all the Company's property and equipment are and will remain the Companys sole and exclusive property. If this Agreement is terminated for any reason, whether voluntarily or involuntarily, or if the company at any time requests, the Chairman must promptly deliver to the Company the originals and all copies of all relevant documents that are in his possession, custody or control together with any other property belonging to the Company.

Termination

19. This Agreement will end and, except to the extent previously accrued, all rights and obligations of both parties under it shall cease if any of the following events occurs:

         (a)      The Chairman dies.
         (b) The Chairman is adjudicated bankrupt or makes any composition with his creditors.
         (c) The Chairman gives six (6) months written notice of termination to the Company.

20. The Company may, by written notice, end this Agreement with immediate effect if:-

         (a) The Chairman conducts himself in a manner that would justify immediate dismissal of an employee in accordance with the Labour Law.
         (b) Through physical or mental illness, the Chairman is unable to discharge his duties for sixty (60) successive days, as to which a certificate by any doctor appointed by the Company shall be conclusive.
         (c) The Company pays to the Chairman a sum equal to the greater of twice the Chaiman's annual remuneration, for the year in which such termination takes place, as described in Clause 2 hereof or as increased in accordance with Clause 6 hereof.

21. If the Company terminates this Agreement in accordance with Clause 20c hereof:-

         (a) Any unvested options to purchase shares in the Company, in accordance with Clause 8 hereof, for the year in which such termination takes place shall automatically vest pro rata to the date of termination.



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         (b)      The Company shall remain obligated to keep all benefits,
                  including, but not limited to medical insurance and pension contributions, to which the Chairman was entitled as at the date of termination, paid and available to the Chairman for a period of two (2) years from the date of termination.

Extension

22. In the absence of a written agreement to the contrary, on January 1st, each year, the term of this Agreement shall automatically be extended, upon the same terms, by a period of one year.

Notices

23. Any notice to be served under this Agreement must be in writing and shall be deemed to be duty served if it is handed personally to the Secretary of the Company or to the Chairman as the case may be, or if it is sent by registered post to the address at the head of this Agreement. A notice sent by post shall be deemed to be served on the third day following the date on which it was posted.

Previous Agreements Superceded

24. This Agreement supersedes all prior contacts and understandings between the parties and may not be changed or terminated orally. No change or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom it is sought to be enforced.

Headings

25. The headings herein are included for convenience only and have no legal effect

Applicable Law and Jurisdiction

26. This Agreement shall be construed and the legal relations between the parties determined in accordance with the laws of the Cayman Islands to the jurisdiction of the courts of which the parties hereby agree to submit. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid. If any provision of this Agreement or the application of it is prohibited or is held to be invalid, that prohibition or invalidity shall not affect any other provision, or the application of any other provision which can be given effect without the




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         invalid provision or prohibited application and, to this end, the provisions of this Agreement are declared to be severable.




EXECUTED by and on behalf of                  CONSOLIDATED WATER CO.
CONSOLIDATED WATER CO LTD                     LTD.


By:
In the presence of:



                                              /s/ Wilmer Pergande
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Witness [illegible]                           Chair-Compensation Committee
                                              CWC Ltd.



EXECUTED by JEFFREY M. PARKER
In the presence of:



/s/ Peter D. Ribbins                          /s/ Jeffrey M. Parker
---------------------------------------       ----------------------------------
Witness                                       Jeffrey M. Parker